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                                  UNITED STATES                  SEC File Number
                       SECURITIES AND EXCHANGE COMMISSION         _____________
                             Washington, D.C. 20549
                                                                   Cusip Number
                                                                  _____________

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One)       [X]Form 10-K   [ ]Form 20-F   [ ]Form 11- K  [ ]Form 10-Q
                  [ ]Form N-SAR

                 For Period Ended:        September 30, 2000
                                   -------------------------------
                 [  ]     Transition Report on Form 10-K
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q
                 [  ]     Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                 ---------------------

             Read Instruction (on back page) Before Preparing Form.
                              Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant

                             SMARTSOURCES.COM, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)

                          2030 Marine Drive, Suite 100
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City, State and Zip Code

                       North Vancouver, BC, Canada V7P 1V7
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PART II - RULES 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       | (a)  The reasons described in reasonable detail in Part III of this
       |      form could not be eliminated without unreasonable effort or
       |      expense;
[X]    | (b)  The subject annual report, on Form 10-K, or portion thereof, will
       |      be filed on or before the fifteenth calendar day following the
       |      prescribed due date; and
       | (c)  The accountant's statement or other exhibit required by Rule
       |      12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period:

          The Registrant is assessing the need for certain additional disclosures related to recent events.

                                         Potential persons who are to respond to
                                         the collection of information contained
(Attach Extra Sheets if Needed)          in this form are not required to
                                         respond unless the form displays a
                                         currently valid OMB control number.

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PART IV -- OTHER INFORMATION
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(1)      Name and telephone number of person to contact in regard to this notification
         ------------------------     -----------      -------------------------
                  (Name)              (Area Code)          (Telephone Number)

         Anna Stylianides               (604)                   986-0889

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If the answer is no, identify report(s).         [X] Yes  [ ] No
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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                              [ ] Yes  [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                             SmartSources.com, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 22, 2000                              /s/ Anna Stylianides
      -------------------                      ---------------------------------
                                               Anna Stylianides, Vice-President

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                                    ATTENTION
            Intentional misstatements or omissions of fact constitute
                Federal Criminal Violations (See 18 U.S.C. 1001).
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